Exhibit 99.1

CREDIT ACCEPTANCE ANNOUNCES APPOINTMENT OF JOE BILLANTE AS CHIEF FINANCIAL OFFICER; JAY MARTIN TO RETIRE AFTER MORE THAN TWO DECADES OF SERVICE

Southfield, Michigan – June 10, 2026 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), a leading financial services company enabling automobile dealers to sell vehicles to consumers regardless of credit history, today announced the appointment of Joe Billante as Chief Financial Officer, effective July 27, 2026. Mr. Billante succeeds Jay Martin, who will retire on July 27 after 23 years of distinguished service to Credit Acceptance.

Joe Billante brings more than 25 years of executive leadership and finance experience across public company, private equity, and high-growth environments. Most recently, Mr. Billante served as Chief Financial Officer of Barracuda Networks, where he led global finance operations through a period of significant strategic transformation. Prior to that, he spent 13 years at eBay in a series of increasingly senior finance and business leadership roles, including CFO for eBay's core European and Greater China businesses, and Vice President of Investor Relations and Communications—where he managed the company's relationships with institutional investors, buy-side analysts, and shareholders, and led eBay's first Investor Day in nearly a decade. Before eBay, Mr. Billante spent 11 years at General Electric, including serving as CFO of a global division of GE Healthcare.

"We are thrilled to welcome Joe to Credit Acceptance," said Vinayak Hegde, Chief Executive Officer. "Joe brings exceptional breadth—from deep operational finance experience at GE, to navigating complex investor and capital markets situations at eBay, to leading a full finance organization as CFO of Barracuda. As we continue building a more data-driven, customer-focused, and technology-enabled company, Joe's background as a true strategic partner—connecting financial discipline to long-term value creation—makes him exactly the right leader for this next chapter. We are confident he will be an outstanding partner to our team and to our shareholders as we continue to execute on our mission of changing lives."

Mr. Billante added: "Credit Acceptance has built something truly differentiated—a company with a clear and compelling mission, a strong track record, and a culture that people are proud to be part of. I am honored to join this team and look forward to contributing to the Company's continued success."

Jay Martin joined Credit Acceptance in 2003 and spent more than two decades as one of the company's most dedicated and trusted leaders. His career here was a testament to the power of deep institutional commitment — growing alongside the business, shaping its financial infrastructure, and serving as a steadfast steward of its integrity through every business cycle and period of strategic evolution.

"Jay is the embodiment of what Credit Acceptance is about," said Mr. Hegde. "He joined this company over two decades ago and committed himself fully to its mission and its people. His leadership, deep financial expertise, and unwavering integrity have been a gift to this organization. We are enormously grateful for everything he has contributed, and we wish him a well-earned and fulfilling retirement."

Mr. Martin reflected: "It has been the privilege of my career to serve Credit Acceptance and its mission of making vehicle ownership accessible to consumers who might not otherwise have that opportunity. I am proud of what our team has built, and I am confident the Company is in an exceptional position going forward. I am grateful to my colleagues, our leadership, and our shareholders for the trust they have placed in me over the years."

As part of a planned transition, Mr. Martin will participate in Q2 earnings alongside management and remain actively engaged through August 31, 2026.

About Credit Acceptance
We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles, or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

Investor Relations: Jay Brinkley
Senior Vice President & Treasurer
(248) 353-2700 Ext. 6739
IR@creditacceptance.com

2